Exhibit 10.64

REVENUE SHARING FOR FLOW ACCOUNTS

PORTFOLIO MANAGERS

October 26, 2007

Revised November 14, 2008

Revised November 4, 2010

Revised February 19, 2011

Portfolio Managers have the opportunity to earn revenue sharing above and beyond their salary.  To be eligible for revenue sharing, certain conditions and contingencies must be satisfied. Among other things, an individual must be employed by WRIMCO or IICO on the date of the revenue sharing payment, have performed all job responsibilities to the satisfaction of WRIMCO or IICO and have acted at all times in accordance with every company policy, agreement, regulatory authority and legal requirement.

As is the case with all revenue sharing, the schedule and methodology of calculation are subject to change.  Additionally, consideration will be given to macro events that are out of the control of the investment management division.

The company makes no representations, promises or predictions as to the amount of any revenue sharing or the likelihood of personnel to receive revenue sharing.

Purpose: To compensate portfolio managers for flow accounts that have frequent cash flow activity, where the individual flows do not meet our regular criteria (i.e., 20% of market value) to receive significant contribution Revenue Sharing treatment.

Approach: The existing Revenue Sharing scheme is preserved but for certain flow accounts we will make an additional new annual calculation of contribution/withdrawal activity. Frequent contributions of each account would be tracked, aggregated, and used to apply the applicable revenue sharing rate for significant contributions. An annual aggregation period will be used based on the anniversary year of the account. This longer perspective on the account activity will determine if the aggregate change is significant (10% of the beginning market value).

Description of Method

Criteria: The criteria to be used in determining whether an account or the account’s activity is eligible for this new Revenue Sharing treatment are:

•      The account must be an institutional separate account to qualify,

•                  For an account to be considered a “flow account”, it must have frequent contribution/withdrawal activity (usually daily; or at least weekly and/or at the discretion of the Chief Administrative Officer). The most common example is a non-proprietary mutual fund that we sub-advise.

•                  The annual fee revenue for the account must be at least $500,000. If the account is below that level, then the new Revenue Sharing treatment would not be used until the assets reach a level that yields $500,000 in annual fee revenue.

•                  A review of annual contribution/withdrawal activity would occur following the account anniversary. The aggregate annual net contributions/withdrawals must be at least 10% of the market value at the beginning of each anniversary year.

Calculation: The calculation is conducted annually, as of the anniversary date of the account. If the contribution/withdrawal activity meets or exceeds 10% of the market value at the beginning of the anniversary year, then that activity (positive or negative) will be treated as a new “significant contribution” eligible for this flow account Revenue Sharing at the same rates as applicable to regular Revenue Sharing for significant contributions. Unlike the AUM that are the basis for paying the trail under regular revenue sharing, once the new flow account significant contribution has been established, its balance will not be adjusted for market appreciation or depreciation.

Any negative flows for the year will offset the balance of positive flows in the previous year on a LIFO basis. In other words, the negative flow can have a negative effect on the previous year’s flow account Revenue Sharing. However, the portfolio manager will never be paid less than their regular Revenue Sharing. In other words, there is a “floor”.

Revenue Sharing payments would be made on a quarterly basis starting the quarter after the annual calculation is made and if the 10% threshold was met. Each significant contribution that maintains a positive balance would pay the scheduled rate of Revenue Sharing for the eight quarters after the anniversary year.

Effective Date: This would be applicable to all accounts with an anniversary date after 6/30/07. When effective, the previous twelve months will be considered.

Approved by:	/s/ John E. Sundeen, Jr.	Date:	February 19, 2011

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